Exhibit 99.1
For Immediate Release

Contact:                 C. Steven Sjogren, Chairman, President and CEO
(847) 398-0990

Ben Franklin Financial, Inc. Announces Preliminary Results of Stock Offering

Arlington Heights, IL, January 8, 2015 – Ben Franklin Financial, Inc. (the “Company”), the proposed stock holding company for Ben Franklin Bank of Illinois (the “Bank”), announced preliminary results of the stock offering conducted in connection with the mutual-to-stock conversion of Ben Franklin Financial, MHC.  The Company received orders for approximately $3.9 million of its common stock in the offering, including approximately $273,000 of stock to be purchased by the Bank’s Employee Stock Ownership Plan.

The stock offering was conducted pursuant to the Plan of Conversion and Reorganization (the “Plan”), and the other terms and conditions outlined in the Company’s prospectus dated November 12, 2014. The Plan has been approved by the members of Ben Franklin Financial, MHC and the stockholders of Ben Franklin Financial, Inc. at their respective special meetings held on December 22, 2014.  Completion of the conversion and related stock offering remains subject to confirmation of the Company’s existing independent appraisal and receipt of final regulatory approvals.

This press release contains certain forward-looking statements about the conversion and stock offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the Plan, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer is made only by the prospectus when accompanied by a stock order form.  The shares of common stock of the Company are not savings accounts or savings deposits, may lose value, and are not insured by the Federal Deposit Insurance Corporation or any other government agency.